UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

TRINET GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36373	95-3359658

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 San Leandro Blvd., Suite 400 San Leandro, CA	94577

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 352-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Appointment of Director

On May 7, 2014, the Board of Directors (the “Board”) of TriNet Group, Inc. (the “Company”) appointed John H. Kispert to the Board. Mr. Kispert was also appointed to serve on the Compensation Committee of the Board. The Board determined that Mr. Kispert is independent within the meaning of the rules of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. Mr. Kispert is entitled to receive the standard compensation and indemnification arrangements given to other non-management directors, as disclosed in the Company’s final prospectus filed with the Securities and Exchange Commission on March 27, 2014 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

In March 2014, in connection with the Company’s initial public offering (“IPO”), the underwriters reserved for sale, at the initial public offering price, up to 5% of the common stock offered in the IPO for sale to certain of the Company’s business associates and clients. The number of shares of common stock available for sale to the general public was reduced by the number of directed shares purchased by participants in the program, and any directed shares not purchased were offered by the underwriters to the general public on the same terms as the other shares of common stock offered in the IPO. Mr. Kispert purchased 62,500 shares of the Company’s common stock through the directed share program for an aggregate purchase price of $1 million.

A copy of the press release announcing Mr. Kispert’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 12, 2014, entitled “TriNet Appoints John H. Kispert to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriNet Group, Inc.
Dated: May 12, 2014

	By:	/s/ Gregory L. Hammond
Gregory L. Hammond
Executive Vice President and Chief Legal Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated May 12, 2014, entitled “TriNet Appoints John H. Kispert to Board of Directors.”